================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933
                           --------------------------

                               The CIT Group, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                    13-2994534
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 536-1950
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 ERNEST D. STEIN
              Executive Vice President, General Counsel & Secretary
                               The CIT Group, Inc.
                           1211 Avenue of the Americas
                               New York, NY 10036
                                 (212) 536-1390

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                  Please send copies of all communications to:

                                   ANDRE WEISS
                            Schulte Roth & Zabel LLP
                                900 Third Avenue
                            New York, New York 10022

                                   ----------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

                                   ----------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                   (continued on following page)

(continued from previous page)

                         CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                              Proposed        Proposed
                                                              maximum         maximum
                                                              offering       aggregate
Title of each class of securities to be      Amount to be     price per       offering          Amount of
registered                                   registered(1)     unit(2)        price(3)      Registration fee(4)
Common Stock, $0.01 par value per share
issuable upon exchange of the Exchangeable
Shares ...................................    103,941,830    $23.8125    $2,475,114,826      $688,081.93
============================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933. Based on an estimated number of shares of The CIT Group, Inc. ("CIT") common stock to be exchanged for exchangeable shares (as defined herein) pursuant to the combination of CIT and Newcourt Credit Group Inc. ("Newcourt").

(2) Calculated in accordance with Rule 457(c) based on the average of the high and low price of The CIT Group, Inc. common stock as traded on the New York Stock Exchange on August 30, 1999.

(3)   Estimated solely for the purpose of determining the registration fee.

(4) In accordance with Rule 457(b), the registration fee is offset by $859,712, which was the fee paid by the registrant to the Securities and Exchange Commission with respect to the Joint Management Information Circular and Proxy Statement filed with the Securities and Exchange Commission on April 20, 1999 (Commission File Number 1-1861).

                                   ----------

      We hereby amend this Registration Statement on any date necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective as determined by the SEC, acting pursuant to Section 8(a) of the Securities Act of 1933.

                                   ----------

================================================================================

The information in this Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED September 1, 1999

                                   Prospectus

                              The CIT Group, Inc.

                           [ ] Shares of Common Stock

                                   ----------

      We are offering shares of our common stock issuable upon exchange of the exchangeable shares (the "Exchangeable Shares") of our indirect subsidiary, CIT Exchange Co. ("Exchangeco"). Exchangeco is a limited liability company formed under the laws of the province of Nova Scotia. Exchangeco issued the Exchangeable Shares in connection with the combination of CIT and Newcourt Credit Group Inc.

      A holder of Exchangeable Shares may exchange Exchangeable Shares, at any time before the redemption of the Exchangeable Shares, for an equal number of shares of our common stock. Exchangeco may redeem any outstanding Exchangeable Shares for an equal number of shares of our common stock on a date selected by the Board of Directors of Exchangeco on or after [ o ], 2004. Upon the occurrence of certain events described in this prospectus, Exchangeco may also redeem the Exchangeable Shares prior to [ o ], 2004 for an equal number of shares of our common stock.

      We describe the process by which you may exchange or redeem your Exchangeable Shares for shares of our common stock beginning on page 8 of this prospectus under the heading "Plan of Distribution."

      We are conducting this offer on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 only during the period when the Registration Statement relating to this prospectus is effective. We will not receive proceeds from the exchange of the Exchangeable Shares. We will pay all the costs and fees relating to the registration of the shares covered by this prospectus.

      Our common stock trades on the New York Stock Exchange under the symbol "CIT" and the Toronto Stock Exchange under the symbol "________". The last sales price of our common stock on ________, 1999 was $____. Unless otherwise indicated, all "dollar" or "$" references in this prospectus are to United States dollars.

      Our principal executive offices are located at The CIT Group, Inc., 1211 Avenue of the Americas, New York, New York, 10036, telephone (212) 536-1390. In this Prospectus, "the Corporation," "CIT," "we," "us" and "our" refer to The CIT Group, Inc. and its subsidiaries.

      Holders of Exchangeable Shares should consider carefully the risk factors beginning on page 3.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     The date of this Prospectus is , 1999.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where You Can Find More Information                                           2

Forward-Looking Statements                                                    3

Risk Factors                                                                  3

CIT                                                                           8

Use of Proceeds                                                               8

Plan of Distribution                                                          8

Description of Common Stock                                                   13

Tax Considerations Regarding Exchangeable Shares and Our Common Stock         16

Experts                                                                       24

Legal Opinions                                                                25


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Certain of our securities are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You can also obtain more information about us by visiting our web site at http://www.citgroup.com.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

      The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

      1. Our Annual Report on Form 10-K for the year ended December 31, 1998;

      2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

      3. Our Current Reports on Form 8-K dated January 28, 1999, February 22, 1999, March 8, 1999, March 22, 1999, April 27, 1999, May 10, 1999, May 17, 1999,
June 14, 1999, July 30, 1999, August 5, 1999 and August 18, 1999;

      4. The description of our common stock contained in Registration Statement 333-36435 initially filed by us with the SEC on September 26, 1997, which is incorporated by reference into the registration statement on Form 8-A, filed on October 29, 1997;

      5. Newcourt's quarterly unaudited financial statements for the quarters ended March 31, 1999 and June 30, 1999 filed on Form 6-K; and

      6. Newcourt's audited consolidated financial statements and the auditor's report thereon for fiscal years ended December 31, 1998 and 1997 filed on Form 6-K.

      We also incorporate by reference into this prospectus, all reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities being offered in this Prospectus are sold.

      We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jeffrey Simon, Senior Vice President-Investor Relations, The CIT Group, Inc., 1211 Avenue of the Americas, New York, New York 10036, telephone
(212) 536-1390.


      FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus and the documents that we incorporate by reference may contain "forward-looking statements" in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. Forward-looking statements involve numerous known and unknown risks, uncertainties and factors that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. You should not rely on these statements as predictions of future events. We do not guarantee that the transactions and events described in forward-looking statements will happen as described or that they will happen at all. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates," or the negative of these words and phrases, or similar words or phrases.

      Forward-looking statements are included, for example, in the discussions about:

      o strategy;

      o regulatory risks;

      o liquidity;

      o credit and residual risk management;

      o integration of businesses, systems, operations and personnel;

      o asset/liability risk management;

      o operational and legal risks;

      o Year 2000 issues; and

      o how the company may be affected by certain legal proceedings.

      These statements involve risks and uncertainties that may be difficult to predict. Therefore, actual results may differ materially from those expressed or implied in these statements. Factors that could cause such differences include, but are not limited to:

      o economic conditions and trends;

      o industry cycles and trends;

      o competitive conditions and trends;

      o failure to achieve anticipated growth;

      o failure to realize or delays in realizing anticipated cost savings;

      o higher than expected costs of integration;

      o unanticipated problems in integrating businesses;

      o changes in market interest rates, in the relationship between short-term and long-term rates, or in the relationship between different interest rate indices;

      o disruptions in the commercial paper or capital markets;

      o changes in the market for equipment and other collateral due to market conditions, over-supply, obsolescence or other factors;

      o changes in laws or regulations; and

      o other risks detailed in our other SEC filings.

      We do not intend to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. We cannot predict your risk in relying on forward-looking statements in light of the many factors that could affect their accuracy.


                                  RISK FACTORS

      You should consider carefully the following factors, in addition to the other information contained in this prospectus, before exchanging your Exchangeable Shares for the shares of our common stock.

Risks Related to the Exchange of Exchangeable Shares

Taxability of the Exchange

      The exchange of Exchangeable Shares for shares of our common stock is generally a taxable event in Canada and the United States. Your tax consequences can vary depending on a number of factors, including your residency, the method of the exchange (redemption or purchase), your ownership percentage and the length of time that the Exchangeable Shares were held by you prior to an exchange. See "Tax Considerations Regarding Exchangeable Shares and Our Common Stock" on page 16.


Differences in Canada and U.S. Trading Markets

      The Toronto Stock Exchange has conditionally approved the listing of the Exchangeable Shares on the effective date of the combination of CIT and Newcourt, subject to Exchangeco fulfilling all of the requirements of The Toronto Stock Exchange, including distribution of Exchangeable Shares to a minimum number of public shareholders. Our common stock is listed on the New York Stock Exchange and The Toronto Stock Exchange. We have agreed that the shares of our common stock issuable from time to time in exchange for the Exchangeable Shares will be listed on the New York Stock Exchange and The Toronto Stock Exchange. There is no current intention to list the Exchangeable Shares or our common stock on any other stock exchange in Canada or the United States. As a result of the foregoing, the price at which the Exchangeable Shares will trade will be based upon the market for the shares on The Toronto Stock Exchange and the price at which the shares of our common stock will trade will be based upon the market for the shares on the New York Stock Exchange, The Toronto Stock Exchange, and the other exchanges upon which they trade. Although we believe that the market price of the Exchangeable Shares on The Toronto Stock Exchange and the market price of our common stock on the New York Stock Exchange, The Toronto Stock Exchange, and such other exchanges will reflect essentially equivalent values, there can be no assurances that the market price of the common stock will be identical, or even similar, to the market price of the Exchangeable Shares.

Qualified Investments and Foreign Property

      Provided the Exchangeable Shares remain listed on a prescribed stock exchange in Canada (which includes The Toronto Stock Exchange), the Exchangeable Shares will be qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans under the Income Tax Act (Canada). Provided shares of our common stock remain listed on a prescribed stock exchange in Canada or the United States (which includes The Toronto Stock Exchange and the New York Stock Exchange), shares of our common stock will be qualified investments under the Income Tax Act (Canada) for such plans. Pursuant to the Voting and Exchange Trust Agreement, your right to direct the voting of the Special Voting Share, par value $.01 per share, issued by us and deposited with the trustee, and your rights under the Voting and Exchange Trust Agreement to require us to purchase all of the outstanding Exchangeable Shares in the event of either the liquidation, dissolution or winding-up of Exchangeco or us (collectively, the "Ancillary Rights") will not be qualified investments under the Income Tax Act (Canada). However, CIBC World Markets Securities Inc. is of the view that the fair market value of the Ancillary Rights is nominal.

      Provided the Exchangeable Shares remain listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange), the Exchangeable Shares will not be foreign property under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Income Tax Act is applicable. Ancillary Rights will constitute foreign property. However, CIBC World Markets Securities Inc. is of the view that the fair market value of the Ancillary Rights is nominal. Shares of our common stock will, however, be foreign property for such plans or persons.

Risks Related to the Operations of CIT

Risks of Integration of CIT and Newcourt

      The combination of CIT and Newcourt involves the integration of two companies that have different corporate cultures and that have previously operated independently. The composition of our management is new and several senior Newcourt executives have not continued with CIT. Our success will depend to a significant degree on the compatibility of key executives and our ability to retain highly-skilled personnel. It is not certain that we will be able to integrate the two operations without encountering difficulties, including incompatibility of key executives, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in systems, standards, controls, procedures and policies.

      The integration of Newcourt into CIT will require a substantial amount of management's time. Diversion of management's attention from the existing businesses, as well as problems that may arise in connection with the integration of the operations, may have a material adverse impact on our revenues and results of operations. Integration may result in additional expenses, which could negatively affect our revenues and results of operations.

Leasing Transactions and Equipment Risk

      We lease various types of equipment to our customers under various types of leases, including capital leases and operating leases. A capital lease differs from an operating lease in that the term of a capital lease typically extends over a significant portion of the leased equipment's useful economic life. The realization of unrecovered equipment values (or residual values) at the end of the term of a capital lease is an important element in the leasing business. An operating lease, however, is substantially shorter in duration relative to the leased equipment's useful economic life, and carries greater risks with respect to the leased equipment. These risks include the remarketing of the leased equipment over its useful economic life, as well as the realization of equipment carrying values. We will conduct substantial levels of operating lease business.

      Realization of capital lease residual value and operating lease equipment carrying value depends on many factors that are not within our control, including general market conditions at the time of expiration of the lease, whether there has been unusual wear and tear on, or use of, the equipment, the cost of comparable new equipment, the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term and the effects of any additional or amended government regulations.

      We record residual values for capital lease transactions based upon our estimates of future value of the equipment at the expected disposition date. We derive these estimates from, among other things, historical experience, market information on sales of used equipment, appraisals and projected obsolescence trends. We also record periodic depreciation expense on equipment purchased for operating lease transactions based upon estimates of the equipment's useful life and the estimated future value of the equipment at the end of its useful life. These estimates involve uncertainties, and, accordingly, may prove to be incorrect. If these remaining equipment values, are not realized, either from the existing leases, from subsequent leases of the same equipment and/or from the sale of the equipment, then our financial results could suffer materially.

Risks Associated with Securitization Activities

      Financial institutions use securitizations for a variety of purposes. Securitizations provide an additional source of liquidity, remove assets from balance sheets (thus increasing returns and decreasing on-balance sheet leverage), and generate gains on the sale of the securitized assets. However, there are risks associated with engaging in securitization activities resulting from market volatility and from potentially incorrect assumptions about the future performance of assets (such as prepayment rates and credit losses).

      The execution of, and the gains recognized on, securitization transactions are affected by market volatility and by changes in market interest rates. Market volatility can result from a downturn of economic conditions, either domestically or internationally, from political turmoil, either domestic or foreign, or from other causes. This volatility could decrease the attractiveness of securitized debt to investors as they seek safer investments, thus reducing securitization as a source of liquidity or compelling companies that rely on securitization transactions for funding to offer higher rates of return in order to attract sufficient investors, thereby increasing the cost of this funding source to us and reducing the gain recognized on the sale of the securitized assets.

      In a securitization transaction, a gain on sale and a related retained interest in the securitized pool are recognized when the assets being securitized are sold. The value of the retained interest recognized in a securitization transaction is dependent upon certain assumptions regarding future performance of the securitized portfolio, including the level of credit losses and the rate of prepayments. If actual credit losses or prepayment differ from the original assumptions, the value of the retained interest in the securitized pool may increase or decrease materially. The value of the retained interest in the securitized pool may also increase or decrease materially with changes in market interest rates. Also, if assets being securitized are not properly hedged, the gain on sale recorded in a securitization transaction may be affected by changes in market interest rates between the time the assets being securitized are originated and the time assets are sold to the securitization entity.

      Changes in the volume of assets securitized or decreases in the value of retained interests in securitizations due to changes in market interest rates or higher than expected credit losses on prepayments could have a material adverse effect on our results of operations.

Impact of Funding Transition

      In planning for the funding of our operations, we have provided for a significant reduction in Newcourt's historical level of securitization of receivables to fund Newcourt's operations. For the six months ended June 30, 1999 and for the year ended December 31, 1998, securitization gains (net of tax) constituted approximately 73.0% and 96.9%, respectively, of Newcourt's net income as compared to 1.8% and 2.4%, respectively, of CIT's. On a pro forma basis, securitization gains (net of tax) would have constituted approximately 21.0% and 31.1% of the combined company's net income for the six months ended June 30, 1999 and for the year ended December 31, 1998, respectively. Our goal is to reduce securitization gains (net of tax) over the next several years to approximately 15% or less of our net income. In the near term, such reduction in securitization gains will likely reduce our future earnings compared to the pro forma combined earnings of CIT and Newcourt on an historical basis.

Liquidity and Capital Raising

      Our primary sources of funds are cash flow from operations, commercial paper borrowings, medium-term notes, other term debt securities and asset-backed securitization. At June 30, 1999, pro forma combined commercial paper borrowings were US $7.3 billion and amounts due on term debt within one year were US $10.0 billion.

      Our ability to obtain funds and the cost of such funds is dependent on our credit ratings, our access to the various capital markets, our financial condition, general economic conditions and business prospects. A deterioration in these factors could have a material adverse impact on our ability to obtain financing on attractive terms and therefore could have a material adverse impact on our results of operations and financial condition.

Reserve for Credit Losses

      We maintain a reserve for credit losses on finance receivables in an amount that we believe will provide adequate protection against potential credit losses inherent in the portfolio, considering, among other things:

      o the nature and financial characteristics of our obligors;

      o economic conditions and trends;

      o past charge-off experience;

      o delinquencies;

      o the value of underlying collateral; and

      o the existence and reliability of guarantees or recourse to dealers, manufacturers and vendors.

      We cannot be certain that our reserve for credit losses will be adequate to cover credit losses inherent in the portfolio. Our consolidated reserve for credit losses could prove to be inadequate because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. An inadequate reserve for credit losses could have a material adverse effect on our results of operations.

Interest Rate Risk

      Changes in market interest rates or in the relationships between short-term and long-term market interest rates or between different interest rate indices (i.e., basis risk) could affect the interest rates that we can charge differently than they affect the interest rates that we will pay. Such changes could result in an increase in the interest expense relative to finance income. An increase in market interest rates also could materially impair the ability of floating-rate borrowers to meet higher payment obligations, which could result in an increase in defaults (creating non-performing assets) and in net credit losses.

Exchange Rate Fluctuations

      Approximately 13.9% of the pro forma combined finance income for the six months ended June 30, 1999 was derived from operations outside the United States. Our results of operations could be significantly affected by factors associated with international operations, such as changes in foreign currency exchange rates and uncertainties relative to regional economic or political circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of our foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the U.S. dollar subject us to currency translation risk with respect to the reported results of our foreign operations. Also, we may be subject to foreign currency translation risks when our transactions are denominated in a currency other than the currency in which we incur expenses related to such transactions. There can be no assurance that we will not experience fluctuations in financial results from our operations outside the United States, and there can be no assurance that we will be able to contractually or otherwise favorably reduce the currency translation risk associated with our operations.

Regulation

      Our business will be subject to various governmental regulations and supervision. Such regulations and supervision are designed primarily to benefit and protect customers, rather than investors. For example, various jurisdictions may often establish maximum allowable finance charges for certain consumer and commercial loans. If we do not comply with applicable law, we could have our license to do business revoked or suspended or could be subject to other penalties. We could also be adversely affected by the adoption of new laws or regulations or by changes to existing laws and regulations or their interpretation.

Year 2000 Issues

      Year 2000 compliance issues arise out of the inability of computers, software and other equipment using microprocessors to recognize and properly process date fields containing a two digit year. We are dependent upon the proper functioning of our information technology ("IT") systems. We believe that our Year 2000 compliance program for our higher and medium priority IT systems has been successfully completed and that our overall Year 2000 compliance program is 99% complete. Newcourt believes that its Year 2000 compliance program can be substantially completed on or before September 30, 1999. In order to avoid distracting IT systems management from the Year 2000 compliance programs of the combined company and avoid potential infection of Year 2000 compliant IT systems with non-compliant IT systems, we have determined to defer integration of CIT's and Newcourt's IT systems until next year.

      Significant Year 2000 failures in our IT systems or significant Year 2000 failures in the IT systems of third parties on whom we depend could have a material adverse effect on our financial condition and results of operations. Failure of any of these IT systems could also cause an inability to originate transactions, process invoices or collect payments. Year 2000 failures in third party IT systems could also cause us to experience substantial increases in credit losses and liquidity stress.

Relationship with The Dai-Ichi Kangyo Bank, Limited

      The Dai-Ichi Kangyo Bank, Limited ("DKB") beneficially owns approximately 27% of our outstanding common stock and Exchangeable Shares, taken together, and is our largest stockholder. As a result of our relationship with DKB, our activities may be subject to regulation and regulatory supervision in various jurisdictions in which we conduct business. Such regulation or supervision may restrict our ability to engage in new activities or to make new acquisitions. In addition, we have agreed with DKB not to engage in any activities or enter into any transactions which would require prior approval of, notice to, or filing with the Federal Reserve and/or the Ministry of Finance of Japan without obtaining approval from DKB, and from the Federal Reserve and/or the Ministry of Finance of Japan, as applicable.

      Pursuant to the Voting Agreement entered into by us and Newcourt with DKB, DKB will be entitled to two seats on our Board of Directors so long as it beneficially owns more than 10% of our outstanding common stock and Exchangeable Shares, taken together, and one seat so long as it beneficially owns more than 3% of our outstanding common stock and Exchangeable Shares, taken together. Ownership interests of our directors or officers in the common stock of DKB or service as a director or officer or other employee of both us and DKB could create or appear to create potential conflicts of interest. Our Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") includes certain provisions relating to the allocation of business opportunities that may be suitable either for DKB or for us.

Shares Eligible for Future Sale by DKB

      DKB owns 71,000,000 shares of our common stock and beneficially owns approximately 27% of our outstanding common stock and the Exchangeable Shares, taken together. All of the shares of our common stock owned by DKB are eligible for sale in the U.S. public market pursuant to Rule 144 under the Securities Act.

      In addition, all of such shares could be sold by DKB in the public market through the exercise of up to five "demand" registrations and an unlimited number of "piggyback" registrations with respect to our common equity offerings.

      Sales of substantial amounts of the shares of our common stock by DKB could adversely affect the prevailing market price of both the Exchangeable Shares and our common stock and impair our ability to raise capital by issuing equity securities. DKB is under no obligation to retain any of its remaining interest in our common stock.

                                       CIT

      We are a leading diversified finance company offering commercial and consumer financing secured by various types of collateral. We operate almost exclusively in the United States and market our products and services to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. We have been in business since 1908 and are recognized as a leader in many of the markets we serve. We believe that our strong credit risk management expertise and long-standing commitment to our markets and customers provide us with a competitive advantage.

                                 USE OF PROCEEDS

      We will not receive any cash proceeds when you exchange Exchangeable Shares for shares of our common stock.

                              PLAN OF DISTRIBUTION

General

      Our common stock may be issued to you as follows:

      o you may require at any time that your Exchangeable Shares be exchanged for an equal number of shares of our common stock;

      o Exchangeco may redeem the outstanding Exchangeable Shares on or after [o], 2004, on a date selected by the Board of Directors of Exchangeco, for an equal number of shares of our common stock;

      o Exchangeco may require an early redemption of your Exchangeable Shares for an equal number of shares of our common stock upon the occurrence of certain events as more fully described below in "Early Redemption"; and

      o upon liquidation of CIT or Exchangeco, you may be required to, or may elect to, exchange your Exchangeable Shares for an equal number of shares of our common stock.

      In each of the foregoing cases you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends, if any, to which you were otherwise entitled. If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of shares acquired by 3026192 Nova Scotia Company, an unlimited liability company incorporated under the laws of the Province of Nova Scotia ("Newco"), or by CIT (in accordance with the provisions governing the Exchangeable Shares) will be paid on such date by Newco or CIT, as the case may be, for and on behalf of Exchangeco.

      Newco, the parent company of Exchangeco, is a wholly owned subsidiary of CIT.

      We have not engaged any broker, dealer or underwriter in connection with this offering of our common stock.

       The following is a summary that highlights some of the rights, privileges, restrictions and conditions relating to the terms on which our common stock may be issued to you in exchange for your Exchangeable Shares. The specific provisions governing the Exchangeable Shares are set forth in the Plan of Arrangement, including the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement, each of which is included as an exhibit to the Registration Statement of which this prospectus is a part. You should read the Plan of Arrangement, including the Exchangeable Share Provisions and the Form of Voting and Exchange Trust Agreement, for a more complete understanding of the Exchangeable Shares.

Election by Holders to Exchange

      As a holder of Exchangeable Shares, you have the right at any time to retract (that is, to require Exchangeco to redeem) any or all of the Exchangeable Shares you hold. If you decide to retract your Exchangeable Shares, you will receive one share of our common stock for each Exchangeable Share. You may elect to retract your Exchangeable Shares by presenting to Exchangeco or its transfer agent:

      o a certificate or certificates representing the number of Exchangeable Shares to be retracted;

      o a written notice of retraction, the form of which you may obtain from Exchangeco or its transfer agent, specifying the number of Exchangeable Shares you want to retract and the retraction date; and

      o such other documents as Exchangeco or its transfer agent may require to effect the retraction of the Exchangeable Shares.

      The retraction date is the date you indicate in your notice of retraction that you want the retraction to occur. The date you indicate may not be less than 10 nor more than 15 business days after Exchangeco receives your notice of retraction. The address to which you should send your Exchangeable Shares, notice of retraction and other documents is listed under "Delivery of Our Common Stock" on page 12.

      Exchangeco must immediately notify Newco of the receipt of any notice of retraction because Newco has an overriding "retraction call right" to purchase all of the Exchangeable Shares specified in any notice of retraction. Newco will advise Exchangeco within five business days of Exchangeco's receipt of the notice of retraction whether Newco will exercise the retraction call right. Exchangeco will advise you if Newco does not exercise its retraction call right.

      Exchangeco or its transfer agent or Newco, if Newco exercises its retraction call right, will deliver to you at the address recorded in the securities register of Exchangeco or the address you specify in the form of notice of retraction, or hold for pick-up by you at the registered office of Exchangeco or at the office of its transfer agent, certificates representing the shares of our common stock.

      You may revoke your notice of retraction at any time prior to the close of business on the business day preceding the retraction date. If you revoke your notice of retraction, your Exchangeable Shares will not be purchased by Newco or redeemed by Exchangeco. If you do not revoke your notice of retraction, each Exchangeable Share that you requested Exchangeco to redeem will be, as described above, either:

      o acquired  by Newco if it  exercises  its  retraction  call  right;  or

      o redeemed by Exchangeco.

      Exchangeco will not be required to redeem Exchangeable Shares if the redemption would be contrary to solvency requirements or other provisions of applicable law. In that event, your notice of retraction will give notice to the Montreal Trust Company of Canada, the trustee under the Voting and Exchange Trust Agreement, to exercise the trustee's exchange right and require us to purchase each Exchangeable Share covered by your notice of retractions, but not redeemed by Exchangeco for one share of our common stock.

      If you do give notice of retraction, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on the Exchangeable Shares which are the subject of the notice of retraction and which shares were held by you on any dividend record date which occurs prior to the retraction date. If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of any shares purchased by Newco or us (as discussed above in this section) will be paid on such date by Newco or us, as the case may be, for and on behalf of Exchangeco.

Redemption of Exchangeable Shares

      On or after [ o ], 2004, on a date selected by the Board of Directors of Exchangeco, Exchangeco will redeem all of the then outstanding Exchangeable Shares by delivering, for each Exchangeable Share, one share of our common stock. Exchangeco will, at least 60 days prior to the redemption date, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares. This redemption is subject to applicable law and to Newco's redemption call right described below.

      Notwithstanding any proposed redemption of the Exchangeable Shares, Newco has an overriding redemption call right to purchase, on the redemption date, all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by us or our subsidiaries). Newco may exercise its redemption call right by notifying Exchangeco and the transfer agent for the Exchangeable Shares of its intention to exercise such right at least 60 days prior to the redemption date. The transfer agent will notify you whether or not Newco will exercise its redemption call right. If Newco exercises its redemption call right, you will be obligated to sell your Exchangeable Shares to Newco. Newco will deliver to the transfer agent for payment to you on the redemption date, for each Exchangeable Share, one share of our common stock. On the redemption date, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on such Exchangeable Shares held by you on any dividend record date which occurred prior to the redemption date. If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of shares purchased by Newco will be paid on such date by Newco for and on behalf of Exchangeco.

Early Redemption

      Exchangeco has the right to require an early redemption of your Exchangeable Shares before [ o ], 2004 if any of the following occurs:

      (i) there are fewer than 1,000,000 Exchangeable Shares outstanding, other than Exchangeable Shares held by us and our subsidiaries;

      (ii) there is a merger, tender offer or material sale of shares involving us or any proposal to do so and the Board of Directors of Exchangeco determines, in good faith and in its sole discretion, that it is not reasonably practicable substantially to replicate the terms and conditions of the Exchangeable Shares, in which case the redemption date will be accelerated to a date before [ o ], 2004 as the Board of Directors of Exchangeco may determine;

      (iii) there is a proposal in which holders of Exchangeable Shares are entitled to vote as shareholders of Exchangeco (for example, to approve an amalgamation involving Exchangeco) and the Board of Directors of Exchangeco determines, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the proposal, in which case the redemption date will be the business date before the record date for the vote of the holders of the Exchangeable Shares to consider the proposal; or

      (iv) there is a failure to take action on any matter on which holders of Exchangeable Shares are entitled to vote as shareholders of Exchangeco to approve or disapprove any change in the rights of the holders of the Exchangeable Shares where the approval or disapproval would be required to maintain the equivalence of the Exchangeable Shares with our common stock, in which case the redemption date will be the business date following the date on which the holders of the Exchangeable Shares failed to take action.

Liquidation Rights

Exchangeco's Liquidation

      If Exchangeco liquidates, dissolves or winds-up or otherwise distributes its assets among its shareholders for purposes of winding up its affairs, you will receive from Exchangeco, for each Exchangeable Share, a liquidation payment equal to one share of our common stock. The liquidation payment will be paid to you as a holder of Exchangeable Shares before payment is made to any holder of any class of stock ranking junior to the Exchangeable Shares. The payment of the liquidation payment is subject to applicable law and to Newco's liquidation call right described below.

      Newco may exercise its liquidation call right by notifying Exchangeco and the transfer agent for the Exchangeable Shares of its intention to exercise such right at least 45 days prior to the date of Exchangeco's voluntary liquidation, dissolution or winding-up and at least five business days prior to Exchangeco's involuntary liquidation, dissolution or winding-up. The transfer agent will notify you whether or not Newco exercises its liquidation call right. If Newco exercises its liquidation call right, Newco will deliver to the transfer agent for payment to you one share of our common stock for each Exchangeable Share.

      If there is an Exchangeco insolvency event, as a holder of Exchangeable Shares, you may instruct Montreal Trust Company of Canada, the trustee under the Voting and Exchange Trust Agreement, to exercise the trustee's exchange right and require us to purchase any or all of your Exchangeable Shares for the liquidation payment. An Exchangeco insolvency event means:

      o the Board of Directors of Exchangeco decides to institute bankruptcy, insolvency, reorganization, voluntary liquidation, dissolution, or winding-up, or composition or readjustment of debt proceedings or to effect any other distribution of its assets among its stockholders for the purpose of winding up its affairs;

      o Exchangeco's receipt of notice of, or Exchangeco otherwise becoming aware of, any threatened or instituted claim, suit or other proceedings with respect to its bankruptcy, insolvency reorganization, involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of Exchangeco's assets among its stockholders for the purpose of winding up its affairs and Exchangeco's failure to contest in good faith any such proceedings commenced within 30 days of becoming aware of it;

      o the entry by a court having jurisdiction in the premises of a decree or order for relief in respect to Exchangeco in an involuntary case or proceeding under any applicable Canadian federal bankruptcy, insolvency, reorganization or other similar law or a decree or order adjudging Exchangeco a bankrupt or insolvent or approval of a petition seeking reorganization, arrangement, adjustment or composition of Exchangeco under any applicable Canadian federal law or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Exchangeco or any substantial part of its property, or ordering the winding up or liquidation of Exchangeco's affairs, and the continuance of any such decree or order for relief in effect for a period of 60 days;

      o Exchangeco's admission in writing of its inability to pay its debts generally as they become due; or

      o Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to retract the Exchangeable Shares.

      Upon notice from the trustee of the exercise of the exchange right, we will deliver to the trustee for payment to you one share of our common stock for each outstanding Exchangeable Share.

      Upon the liquidation, dissolution or winding-up of Exchangeco or if there is an Exchangeco insolvency event, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on such Exchangeable Shares held by you on any dividend record date which occurred prior to the purchase by Newco under its liquidation call right or by us by virtue of the trustee's exchange right. If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of shares purchased by Newco (by virtue of the liquidation call right) or by us (pursuant to the trustees exchange right) will be paid on such date by Newco or us, as the case may be, for and on behalf of Exchangeco.

CIT's Liquidation

      If there is a CIT insolvency event, in order for you to participate on an equal basis with the holders of our common stock, each outstanding Exchangeable Share will be automatically exchanged for one share of our common stock. A CIT insolvency event means:

      o our Board of Directors decides to institute bankruptcy, insolvency, reorganization, voluntary liquidation, dissolution, or winding-up, or composition or readjustment of debt proceedings or to effect any other distribution of our assets among our stockholders for the purpose of winding up our affairs;

      o our receipt of notice of, or our otherwise becoming aware of, any threatened or instituted claim, suit or other proceedings with respect to our bankruptcy, insolvency reorganization, involuntary liquidation, dissolution or winding-up or composition or readjustment of debt proceedings or to effect any other distribution of our assets among our stockholders for the purpose of winding up our affairs and our failure to contest in good faith any such proceedings commenced within 30 days of becoming aware of it;

      o the entry by a court having jurisdiction in the premises of a decree or order for relief in respect to us in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or a decree or order adjudging us a bankrupt or insolvent or approval of a petition seeking reorganization, arrangement, adjustment or composition of us under any applicable federal or state law or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official over us or any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order for relief in effect for a period of 60 days; or

      o our admission in writing of our inability to pay our debts generally as they become due.

      To effect the automatic exchange of Exchangeable Shares for shares of our common stock, we will be deemed to have purchased each Exchangeable Share outstanding on the fifth business day prior to the time of the CIT insolvency event.

      If there is an automatic exchange of the Exchangeable Shares for shares of our common stock, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on such Exchangeable Shares held by you on any dividend record date which occurred prior to the purchase by us (under the Automatic Exchange Right). If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of shares purchased by us (under the Automatic Exchange Right) will be paid on such date by us for and on behalf of Exchangeco.

Exchangeable Share Support Agreement

      The Exchangeable Share Support Agreement provides, among other things, that we will take all actions and do all things necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay the liquidation payment, the retraction price or the redemption price to holders of Exchangeable Shares as set out above. The form of the Exchangeable Share Support Agreement is included as an exhibit to the Registration Statement of which this Prospectus constitutes a part, and its description is qualified in its entirety by reference thereto.

Delivery of Our Common Stock

      To retract your Exchangeable Shares, follow the instructions listed under "Election by Holders to Exchange" on page 9.

      As described above, you may also receive shares of our common stock plus any additional cash amount payable if or when:

      o Exchangeco redeems or Newco exercises its redemption call right to acquire all of the outstanding Exchangeable Shares on the redemption date;

      o Exchangeco liquidates or Newco exercises its liquidation call right; or

      o CIT liquidates.

      To receive shares of our common stock and any additional cash amount payable in the above listed circumstances, you must present to Exchangeco or its transfer agent, Montreal Trust Company of Canada:

      o a certificate or certificates representing the number of Exchangeable Shares to be retracted or purchased; and

      o such other documents as Exchangeco or its transfer agent may require to effect the transfer of your Exchangeable Shares.

      Certificates representing the shares of our common stock plus, where applicable, a cash amount equal to any declared and unpaid dividends will be delivered by mailing to you at the address recorded in the securities register of Exchangeco or by holding the certificates representing the shares of our common stock for pick-up by you at the registered office of Exchangeco or the office of its transfer agent.

      If you instruct the trustee under the Voting and Exchange Trust Agreement to exercise the trustee's exchange right, in addition to the certificates and other documents described above, you must also present to Montreal Trust Company of Canada, as trustee, a notice of exercise of the exchange right in the form contained on the reverse side of the Exchangeable Share certificates.

      The address to which you should mail your certificates and other documents is: Montreal Trust Company of Canada, 151 Front Street West, Fifth Floor, Toronto, Ontario M5J 2N1. The address to which you should hand deliver, or send by messenger, your certificates and other documents is: Montreal Trust Company of Canada, 151 Front Street West, Fifth Floor, Toronto, Ontario, M5J 2N1, Attn:
[ ].

                           DESCRIPTION OF COMMON STOCK

General

      Our authorized capital stock consists of 1,260,000,000 shares, of which
(i) 50,000,000 are shares of Preferred Stock, par value $.01 per share, of which one (1) share is issued and outstanding, and (ii) 1,210,000,000 are shares of Common Stock, par value $.01 per share, of which _________ are issued and outstanding and _____________ are held as treasury stock. The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation, which is on file with the SEC, and to Delaware corporate law.

Common Stock

Voting Rights

      Holders of our common stock are entitled to one vote per share. Holders of shares of our common stock are not entitled to cumulate their votes for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all holders of shares of our common stock present in person or represented by proxy, subject to any voting rights granted to holders of any of our preferred stock. Except as otherwise provided by law or by our Certificate of Incorporation, and subject to any voting rights granted to holders of any of our outstanding preferred stock, amendments to our Certificate of Incorporation must be approved by a majority vote of the holders of our outstanding common stock.

Dividends

      Holders of our common stock share ratably on a per share basis in any dividends declared by our Board of Directors, subject to any preferential rights of any of our outstanding preferred stock.

Other Rights

      In the event we merge, reorganize or consolidate with or into another entity in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

      On our liquidation, dissolution or winding-up, after payment in full of the amounts required to be paid to holders of our preferred stock, if any, all holders of our common stock are entitled to share ratably in any assets available for distribution to holders of shares of our common stock.

      Shares of our common stock are not subject to redemption. Shares of our common stock do not have preemptive rights to purchase additional shares.

Preferred Stock

      Our preferred stock will be issuable from time to time in one or more series, with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by our Board of Directors. Our Board of Directors is authorized by our Certificate of Incorporation to determine, among other things, the rights and preferences and the limitations thereon pertaining to each such series. Our Board of Directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have certain anti-takeover effects. Except for one share of our preferred stock issued to the trustee as the voting share under the Voting and Exchange Trust Agreement, we have no preferred stock outstanding and we have no current plans to issue any shares of our preferred stock. The ability of our Board of Directors to issue preferred stock in the future without stockholder approval could have the effect of delaying, deferring or preventing a change in control of CIT or the removal of existing management.

Special Voting Share

      Pursuant to the Voting and Exchange Trust Agreement, we issued one voting share to the trustee who is holding the voting share in trust for the benefit of the holders of the Exchangeable Shares (other than us and our affiliates). The voting share entitles the trustee to vote at any meeting at which our stockholders are entitled to vote. The voting share will have a number of votes equal to the number of then outstanding Exchangeable Shares (other than Exchangeable Shares held by us or our subsidiaries).

Certain Certificate of Incorporation and Bylaw Provisions

Corporate Opportunities

      Our Certificate of Incorporation provides that DKB has no duty to refrain from engaging in the same or similar activities or lines of business as us, and neither DKB nor any director, officer or other employee thereof (except as provided below) is liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities of DKB. In the event that DKB acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both DKB and us, DKB has no duty to communicate or offer such corporate opportunity to us and is not liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that DKB pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

      In the event that any of our directors, officers or other employees who is also a director or officer or other employee of DKB acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and DKB, such director, officer or other employee of CIT is deemed to have fully satisfied and fulfilled their fiduciary duty to us and our stockholders with respect to such corporate opportunity if such director, officer or other employee acts in a manner consistent with the following policy:

      (1) a corporate opportunity offered to any person who is an officer or other employee of CIT, and who is also a director but not an officer or other employee of DKB, belongs to CIT;

      (2) a corporate opportunity offered to any person who is a director but not an officer or other employee of CIT, and who is also a director or officer or other employee of DKB, belongs to CIT if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of CIT, and otherwise belongs to DKB; and

      (3) a corporate opportunity offered to any person who is an officer or other employee of both CIT and DKB, or an officer of one and an employee of the other, belongs to CIT if such opportunity is offered to such person in writing solely in his or her capacity as an officer of CIT, and otherwise belongs to DKB.

      For purposes of the foregoing:

      (1) A director of CIT who is Chairman of the CIT Board of Directors or of a committee thereof shall not be deemed to be an officer or employee of CIT by reason of holding such position (without regard to whether such position is deemed an officer of CIT under the Bylaws of CIT), unless such person is a full-time employee of CIT; and

      (2) (A) The term "we," "us," "our" or "CIT" means CIT and all corporations, partnerships, joint ventures, associations and other entities controlled directly or indirectly by CIT through the ownership of the outstanding voting power of such corporation, partnership, joint venture, association or other entity or otherwise and (B) the term "DKB" means DKB and all corporations, partnerships, joint ventures, associations and other entities (other than CIT, defined in accordance with clause (A) of this section (2)) controlled (directly or indirectly) by DKB through the ownership of the outstanding voting power of such corporation, partnership, joint venture, association or other entity or otherwise.

      The foregoing provisions of our Certificate of Incorporation will expire on the date that both DKB ceases to own beneficially common stock representing at least 25% of the voting power of all classes of outstanding common stock and no person who is a director, officer or employee of CIT is also a director, officer or employee of DKB or any of its subsidiaries (other than CIT).

      Any person purchasing or otherwise acquiring Class A common stock is deemed to have notice of, and to have consented to, the foregoing provisions of our Certificate of Incorporation.

Provisions That May Have an Anti-Takeover Effect

      Certain provisions contained in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

      Our Certificate of Incorporation provides that, subject to any rights of holders of our preferred stock to elect additional directors under specified circumstances, the number of directors of CIT is fixed as specified in the Bylaws. The Bylaws provide that:

      (1)subject to any rights of holders of our preferred stock to elect additional directors under specified circumstances, the number of directors is fixed at ten (10) unless our Board of Directors votes that such number be increased or decreased (we currently have 12 directors) and

      (2)subject to any rights of holders of our preferred stock, any director may be removed from office, with or without cause, by vote of the holders of a majority of the votes entitled to be cast by the holders of all outstanding shares of our common stock.

      In addition, our Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of our preferred stock, and unless our Board of Directors otherwise determines, any vacancies may be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum, or by a sole remaining director, and except as otherwise provided by law, any such vacancy may not be filled by the stockholders.

      Our Bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings must be received in writing by us at our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting of stockholders, subject to adjustment in certain situations, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. Our Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called only by certain specified officers of CIT or by any such officer at the request in writing of our Board of Directors; special meetings of stockholders cannot be called by stockholders. In addition, our Certificate of Incorporation provides that any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent by stockholders in lieu of such a meeting.

Transactions with Interested Stockholders

      We have elected not to be governed by Section 203 of the Delaware General Corporation Law, which provision requires the vote of at least 66 2/3% of the outstanding voting stock of a company not owned by an interested stockholder (as defined) to approve certain business combinations. As a result, any such proposed business combination by us will require the vote of only a majority of stockholders.

Limitations on Directors' Liability

      Our Certificate of Incorporation provides that no director of CIT shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

      (1)for any breach of the director's duty of loyalty to us or our stockholders,

      (2)for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      (3)in respect of certain unlawful dividend payments or stock redemptions or repurchases or

      (4)for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of CIT) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is The Bank of New York.

              TAX CONSIDERATIONS REGARDING EXCHANGEABLE SHARES AND
                                OUR COMMON STOCK

Canadian Federal Income Tax Considerations

      The following summary sets forth the opinion of our Canadian counsel, Goodman Phillips & Vineberg, of the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) to holders of Exchangeable Shares who acquire our common stock upon the exchange of Exchangeable Shares. The following summary is generally applicable to you if, under Canadian federal income tax law:

      o you acquire shares of our common stock upon the exchange of your Exchangeable Shares;

      o for purposes of the Income Tax Act (Canada), you hold your Exchangeable Shares and will hold shares of our common stock as capital property, deal at arm's length with Newcourt, CIT, Exchangeco and Newco; and

      o you are not affiliated with Newcourt, CIT, Exchangeco or Newco.

      This summary does not apply to you if we are or will be a foreign affiliate of you within the meaning of the Income Tax Act (Canada).

      The Exchangeable Shares and shares of our common stock will generally be considered to be capital property to you unless they are held in the course of carrying on a business, in an adventure or concern in the nature of trade or as "mark-to-market" property for purposes of the Income Tax Act (Canada). If you are a holder of Exchangeable Shares to whom Exchangeable Shares or shares of our common stock are not capital property, you should consult your own tax advisers regarding your particular circumstances including, in the case of certain "financial institutions" (as defined in the Income Tax Act (Canada)), the potential application to you of the "mark-to-market" rules in the Income Tax Act (Canada), as the following discussion does not apply to you.

      This summary is based on the Income Tax Act (Canada), the regulations thereunder and our counsel's understanding of the administrative policies and assessing practices published by Revenue Canada, all in effect as of the date of this prospectus. This summary takes into account the proposed amendments to the Income Tax Act (Canada) and the regulations thereunder publicly announced by the Minister of Finance prior to the date of this prospectus and assumes that all such proposed amendments will be enacted in their present form. However, we cannot assure you that the proposed amendments will be enacted in the form proposed or at all. This summary does not take into account or anticipate any other changes in law, administrative policy or assessing practice, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No assurances can be given to you that subsequent changes in law or administrative policy will not affect or modify the opinions expressed herein. No advance income tax ruling has been sought or obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

      This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular shareholder. You should consult your own tax advisors for advice with respect to your particular circumstances.

      For the purposes of the Income Tax Act (Canada), all amounts must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition; amounts denominated in United States dollars must be converted into Canadian dollars based on the United States dollar exchange rate generally prevailing at the time such amounts arise.

Holders of Exchangeable Shares Resident in Canada

      The following portion of the summary is applicable to you if you are and will continue to be a resident or deemed resident of Canada for purposes of the Income Tax Act (Canada) at all times while you hold Exchangeable Shares or our common stock.


Dividends

      Dividends on Exchangeable Shares. Individuals will be required to include dividends received or deemed to be received on the Exchangeable Shares in computing income, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

Subject to the discussion below as to the denial of the dividend deduction, holders of Exchangeable Shares that are corporations will be required to include dividends received or deemed to be received on the Exchangeable Shares in computing income and such dividend will normally be deductible in computing taxable income. We are a "specified financial institution" for purposes of the Income Tax Act (Canada), as defined below. Where we are (or any person with whom we do not deal at arm's length is) a "specified financial institution" at or immediately before the time a dividend is paid or deemed to be paid; the dividend deduction for a corporation will generally not apply unless at the time the dividend is received (or deemed to be received):

      o the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange);

      o we control Exchangeco and Newco; and

      o the recipient of the dividend (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends in respect of more than ten percent of the issued and outstanding Exchangeable Shares.

      If you are a specified financial institution for the purposes of the Income Tax Act (Canada), a dividend received or deemed to be received on the Exchangeable Shares will be deductible in computing your taxable income only if either:

      o you did not acquire the Exchangeable Shares in the ordinary course of the business carried on by you within the meaning of the Income Tax Act (Canada); or

      o at the time you receive or are deemed to receive the dividend, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and you, either alone or together with persons with whom you do not deal at arm's length, do not receive (and are not deemed to receive) dividends in respect of more than ten percent of the issued and outstanding Exchangeable Shares either directly, through a partnership or (in certain cases) through a trust.

      A corporation is a "specified financial institution" for purposes of the Income Tax Act (Canada) if it is:

      (a) a bank, a trust company, a credit union, or an insurance corporation;

      (b) a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, or a corporation prescribed to be a financial institution for purposes of Part I.3 of the Income Tax Act (Canada); or

      (c) a corporation controlled by one or more such entities.

A corporation is also a specified financial institution if it is related to one of the above entities other than a corporation described in (b) above the principal business of which is the factoring of trade accounts receivable that

      (1) the particular corporation acquired from a related person,

      (2) arose in the course of an active business carried on by a person (the "first person") related at that time to the particular corporation, and

      (3) at no particular time before that time were held by a person other than a person who was related to the first person.

      Specified financial institutions should consult their own tax advisors.

      If you are a "private corporation" (as defined in the Income Tax Act (Canada)) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), you will generally be liable under Part IV of the Income Tax Act (Canada) to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing your taxable income. If you are a "Canadian-controlled private corporation" (as defined in the Income Tax Act (Canada)), you may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing your taxable income.

      The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Income Tax Act (Canada).

Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the ten percent tax under Part IV.1 of the Income Tax Act (Canada). However, Exchangeco will generally be subject to a 66 2/3% tax under
Part VI.1 of the Income Tax Act (Canada) on dividends paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct 9/4 of the tax so payable in computing its taxable income under Part I of the Income Tax Act (Canada).

      Dividends on Shares of Our Common Stock. If you receive dividends on shares of our common stock, you must include it in your income for the purposes of the Income Tax Act (Canada). Such dividends received by you as an individual will not be subject to the gross-up and dividend tax credit rules in the Income Tax Act (Canada). If you hold shares of our common stock and you are a corporation, you must include such dividends in computing your income and generally you will not be entitled to deduct the amount of such dividends in computing your taxable income. If you hold our common stock and you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on dividends may be eligible for foreign tax credit or deduction treatment where applicable under the Income Tax Act (Canada).


Redemption or Exchange of Exchangeable Shares

      If Exchangeco redeems an Exchangeable Share (including on a retraction) (as opposed to Newco purchasing such share as discussed below), you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of shares of our common stock received from Exchangeco) exceeds the paid-up capital of the Exchangeable Share (as determined for purposes of the Income Tax Act (Canada)) at the time of the redemption of the Exchangeable Share. The tax treatment of any such deemed dividend to you will be as discussed above under "Dividends - Dividends on Exchangeable Shares," except that the non-deductibility of such dividend to a corporation that is a specified financial institution may be limited under subsection 191(4) of the Income Tax Act (Canada). The terms and conditions of the Exchangeable Shares provide that, for the purposes of subsection 191(4) of the Income Tax Act (Canada), Exchangeco specified an amount in respect of each Exchangeable Share equal to the closing sale price of a common share of Newcourt on The Toronto Stock Exchange on the trading day immediately preceding the effective date of the combination of CIT and Newcourt, divided by the Exchange Ratio. If you are or may become a specified financial institution at the time of redemption of your Exchangeable Shares, you should consult with your tax advisors for advice with respect to the application of subsection 191(4) of the Income Tax Act (Canada).

      On the redemption (including a retraction) of Exchangeable Shares, you will generally be considered to have disposed of the Exchangeable Shares for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend. You will in general realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to you is less than (or exceeds) such proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading "Taxation of Capital Gain or Capital Loss." If you are a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

      If an Exchangeable Share is purchased by Newco (or by us pursuant to the trustee under the Voting and Exchange Trust Agreement exercising its exchange right), you will in general realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you. For these purposes, the proceeds of disposition will be the aggregate of the fair market value, at the time of the exchange, of the shares of our common stock received from Newco (or us) on the purchase. See "Taxation of Capital Gain or Capital Loss" below.

      Because of the existence of Newco's call rights and the trustee's exchange rights, as more fully discussed above under the "Plan of Distribution," you cannot control whether you will receive shares of our common stock by way of redemption (or retraction) of the Exchangeable Shares by Exchangeco or by way of purchase of the Exchangeable Shares by Newco or us. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase.

Acquisition and Disposition of Our Shares of Our Common Stock

      The cost of a share of our common stock received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of such share of our common stock at the time of such event, which amount will be averaged with the adjusted cost base of any other share of our common stock held at that time by you as capital property (other than any share of our common stock considered to have been continually held by you since 1971).

      A disposition or deemed disposition of shares of our common stock by you will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of shares of our common stock immediately before the disposition.

Taxation of Capital Gain or Capital Loss

      Three-quarters of any capital gain (the "taxable capital gain") you realize will be included in your income for the year of disposition. Three-quarters of any capital loss you realize (the "allowable capital loss") may be deducted by you against taxable capital gains for the year of disposition. You may carry back up to three taxation years or forward indefinitely any excess of allowable capital losses over taxable capital gains for the year of disposition and deduct it against net taxable capital gains in those other years to the extent and subject to the limitations prescribed in the Income Tax Act (Canada).

      Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Income Tax Act (Canada). If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

      If you are a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by you on such Exchangeable Share to the extent and under circumstances prescribed by the Income Tax Act (Canada). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any shares.

Qualified Investments and Foreign Property

      Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which includes The Toronto Stock Exchange), the Exchangeable Shares will be qualified investments under the Income Tax Act (Canada), for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans under the Income Tax Act (Canada). Provided shares of our common stock are listed on a prescribed stock exchange in Canada or the United States (which includes The Toronto Stock Exchange and the New York Stock Exchange), shares of our common stock will be qualified investments under the Income Tax Act (Canada) for such plans. Pursuant to the Voting and Exchange Trust Agreement, your right to direct the voting of the Special Voting Share, par value $.01 per share, issued by us and deposited with the trustee and your rights under the Voting and Exchange Trust Agreement to require us to purchase all of the outstanding Exchangeable Shares in the event of either the liquidation, dissolution or winding-up of Exchangeco or us (collectively, the "Ancillary Rights") will not be qualified investments under the Income Tax Act (Canada). However, CIBC World Markets Securities Inc. is of the view that the fair market value of the Ancillary Rights is nominal.

      Also, provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange), the Exchangeable Shares will not be foreign property under the Income Tax Act (Canada), for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Income Tax Act is applicable. Ancillary Rights will constitute foreign property. However, CIBC World Markets Securities Inc. is of the view that the fair market value of the Ancillary Rights is nominal. Shares of our common stock will, however, be foreign property for such plans or persons.

Foreign Property Information Reporting

If you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amount of "specified foreign property" which includes the Exchangeable Shares, the Ancillary Rights and shares of our common stock, at any time in the year or fiscal period exceeds C$100,000, you will be required to file an information return in respect of such property which will include disclosing certain information regarding particulars of your investment in such property. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Income Tax Act (Canada), a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other entities. Holders of such specified foreign property should consult their tax advisors.

Holders of Exchangeable Shares Not Resident in Canada

      This summary applies to you if:

      o for purposes of the Income Tax Act (Canada), you have not been and will not be resident or deemed to be resident in Canada at any time while you hold or have held the common shares of Newcourt, the Exchangeable Shares or our common stock;

      o your shares are not "taxable Canadian property" (as defined in the Income Tax Act (Canada)); and

      o you do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada.

      This summary is not applicable to any non-resident of Canada which carries on an insurance business in Canada and elsewhere, in respect of the Exchangeable Shares or shares of our common stock that are effectively connected with the non-resident's Canadian insurance business or that are "designated insurance property" as defined in the Income Tax Act (Canada).

      Generally, the Exchangeable Shares and shares of our common stock will not be taxable Canadian property if:

      o you do not use or hold, and you are not deemed to use or hold, such shares in connection with carrying on a business in Canada; and furthermore,

      o in the case of the Exchangeable Shares, (1) such shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange); and (2) you, persons with whom you do not deal at arm's length or you and such persons, have not owned (taking into account any interest in or option in respect of the shares) 25% or more of the issued shares of any class or series of the capital stock of Exchangeco at any time within five years preceding the date of disposition.

      If you meet the above conditions, you will not be subject to tax under the Income Tax Act (Canada) on the exchange of an Exchangeable Share for a share of our common stock, except to the extent the exchange results in a redemption (including on a retraction) of an Exchangeable Share, or on the sale or other disposition of our common stock. If your Exchangeable Share is redeemed (including on a retraction) by Exchangeco (as opposed to such share being purchased by Newco or us, as discussed above), you will be deemed to receive a dividend as described above for holders of Exchangeable Shares resident in Canada under the heading "Redemption or Exchange of Exchangeable Shares." The amount of such deemed dividend will be subject to the tax treatment accorded to dividends described below.

      Dividends paid or deemed to be paid on the Exchangeable Shares are subject to non-resident withholding tax under the Income Tax Act (Canada) at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax convention. Under the Canada-United States Income Tax Convention effective August 16, 1984, as amended, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner of such shares and who is a resident in the United States for purposes of the said Income Tax Convention.

United States Federal Tax Considerations

      The following summary sets forth the opinion of Schulte Roth & Zabel LLP, counsel to CIT, as to the material United States federal income and estate tax considerations relating to the exchange of Exchangeable Shares for shares of our common stock and the acquisition, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that hold Exchangeable Shares, or will hold our common stock, as "capital assets" within the meaning of Section 1221 of the Code. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that hold Exchangeable Shares or will hold our common stock as a position in a hedging transaction, straddle or conversion transaction for tax purposes, or persons that have a "functional currency" other than the United States dollar. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

      Investors considering the exchange of Exchangeable Shares for our common stock should consult their tax advisors with respect to the application of United States federal income and estate tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

United States Holders

      For purposes of this discussion, the term "United States holder" means a beneficial owner of Exchangeable Shares or our common stock that is a "United States person" for United States federal income tax purposes. A "United States person" is:

      o a citizen or resident of the United States;

      o a corporation or partnership, including entities treated as corporations or partnerships for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

      o an estate the income of which is subject to United States federal income taxation regardless of its source; or

      o a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

      Exchange of Exchangeable Shares. Assuming the Exchangeable Shares are treated as issued by Exchangeco for United States federal income tax purposes, it is anticipated that a United States holder will generally recognize capital gain or loss upon the exchange of Exchangeable Shares for shares of our common stock equal to the difference between the fair market value of shares of common stock received and such holder's adjusted tax basis in the Exchangeable Shares surrendered in the exchange. Accordingly, the United States holder will have a tax basis in our common stock received upon the exchange equal to the fair market value of the common stock on the date of the exchange, and the United States holder's holding period in our common stock will begin on the day after the exchange.

      Alternatively, an exchange by a United States holder of Exchangeable Shares for our common stock may be characterized as a tax-free exchange if the Internal Revenue Service asserts that the Exchangeable Shares should be treated as issued by CIT for United States federal income tax purposes, or if the Exchangeable Shares are treated as having been acquired by CIT in exchange for our common stock in a transaction that qualifies as a reorganization under the Code. In this regard, we intend to take the position that the Exchangeable Shares are shares of Exchangeco for United States federal income tax purposes. It is not possible to predict whether the Exchangeable Shares would be characterized as our stock, or whether an exchange of Exchangeable Shares for common stock would otherwise qualify as a tax-free exchange, because such characterization may be dependent upon future events. If an exchange of Exchangeable Shares for our common stock qualifies as a tax-free exchange, a United States holder will not recognize gain or loss upon the exchange, will have a tax basis in the common stock received in the exchange equal to such holder's adjusted tax basis in the Exchangeable Shares surrendered, and will have a holding period in the common stock which includes the holding period in the Exchangeable Shares.

Assuming that the Exchangeable Shares are treated as issued by Exchangeco for United States federal income tax purposes, a United States holder would be subject to a special adverse tax regime upon its exchange of Exchangeable Shares for our common stock if Exchangeco were, or were to become, a "passive foreign investment company" for United States federal income tax purposes (a "PFIC") during the holder's holding period for its Exchangeable Shares. A corporation that is not a United States person will be classified as a PFIC for United States federal income tax purposes for any taxable year during which either (i) 75% or more of its gross income is passive income or (ii) on average for the taxable year, 50% or more of its assets produce or are held for the production of passive income. While there can be no assurance with respect to the classification of Exchangeco as a PFIC, Exchangeco believes that it will not constitute a PFIC for the current taxable year. At the present time, we do not intend to engage in any transactions or activities which we believe should cause Exchangeco to be a PFIC for the current taxable year. If, however, Exchangeco were to be a PFIC for any taxable year, any gain recognized by a United States holder that owned Exchangeable Shares during such year would, in most circumstances, be taxed at rates applicable to ordinary income and would potentially be subject to other adverse United States federal income tax consequences. United States holders should consult their own tax advisors regarding the tax consequences that would result if Exchangeco were to be a PFIC for any taxable year during the holder's holding period for its Exchangeable Shares.

      Canadian tax, if any, imposed on an exchange of Exchangeable Shares for our common stock may be available as a credit against a United States holder's United States federal income tax liability, subject to applicable limitations. A United States holder who is not eligible for a credit may be able to deduct the Canadian taxes paid, if any, in computing United States federal income subject to tax.

      Dividends on Shares of Our Common Stock. The amount of any distribution by us in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, any such distribution to a United States holder of our common stock will be treated:

      o first, as a dividend to the extent of our current and accumulated earnings and profits;

      o next, as a tax-free return of capital to the extent of the holder's adjusted tax basis in our common stock; and

      o thereafter as gain from the sale or exchange of such stock.

      A United States holder will generally recognize ordinary income to the extent that any distribution we make is treated as a dividend, and will generally recognize capital gain to the extent that any distribution we make is treated as gain from the sale or exchange of the holder's common stock.

Non-United States Holders

      For purposes of this discussion, the term "Non-United States holder" means any beneficial owner of our common stock that is not a United States holder.

      Dividends on Exchangeable Shares. Assuming that the Exchangeable Shares are treated as issued by Exchangeco for United States federal income tax purposes, dividends received by a Non-United States holder on Exchangeable Shares generally will not be subject to withholding of United States federal income tax. If, however, the Internal Revenue Service were to assert successfully that the Exchangeable Shares should be treated as issued by CIT, Non-United States holders of Exchangeable Shares would be subject to the rules described below under "-- Non-United States Holders -Dividends on Shares of Our Common Stock" and "-- Information Reporting and Backup Withholding -- Non-United States Persons."

      Dividends on Shares of Our Common Stock. Dividends paid to a Non-United States holder of our common stock will generally be subject to withholding of United States federal income tax at a rate of 30% (or such reduced rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business by the Non-United States holder in the United States. Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations that are effective for payments made after December 31, 2000, however, Non-United States holders wishing to claim the benefit of an applicable treaty rate would be required to satisfy specific certification requirements.

      A Non-United States holder will generally be taxed in the same manner as a United States holder on dividends paid that are effectively connected with the conduct of a trade or business by the Non-United States holder in the United States. If such Non-United States holder is a corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to United States federal income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the Non-United States holder satisfies specific certification requirements.

      Disposition of Shares of Our Common Stock; Exchange of Exchangeable Shares. A Non-United States holder generally will not be subject to United States federal income tax or withholding tax on any gain recognized on the sale, exchange or other disposition of our common stock, or upon the exchange of Exchangeable Shares for our common stock, unless: (i) the gain is effectively connected with the conduct of a trade or business by the Non-United States holder in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-United States holder in the United States;
(ii) in the case of a Non-United States holder who is an individual, the holder is present in the United States for 183 days or more during the taxable year of the disposition and some other conditions are satisfied; or (iii) the holder is subject to tax pursuant to the provisions of the Code applicable to some United States expatriates.

      If an individual Non-United States holder is described in clause (i) or
(iii) above, the holder will be taxed on the net gain derived from the sale, exchange or other disposition at regular United States federal income tax rates. If an individual Non-United States holder is described in clause (ii) above, the holder generally will be subject to withholding tax at a 30% rate on the gain derived from the sale, exchange or other disposition, which gain may be offset by such holder's United States capital losses. If a Non-United States holder that is a corporation is described under clause (i) above, it will be taxed on such gain under regular graduated United States federal income tax rates and, in addition, in some circumstances will be subject to the 30% branch profits tax discussed above, unless it qualifies for a lower rate under an applicable income tax treaty.

      Our discussion of the United States federal income tax consequences of a sale, exchange or other disposition of our common stock by a Non-United States holder assumes that we are not and have not been during certain periods preceding the sale, exchange or other disposition a "United States real property holding corporation" (a "USRPHC"), and our stock does not constitute a "United States real property interest" (a "USRPI"), as each are defined in Section 897(c) of the Code. Under present law, we would be a USRPHC if the fair market value of our USRPIs is at least equal to 50% of the sum of the fair market value of:

      o our USRPIs;

      o our interests in real property located outside the United States; and

      o our other assets which are used or held for use in a trade or business.

      We believe we are not a USRPHC and do not expect to become a USRPHC in the future. However, if we were a USRPHC at any time during the shorter of the five-year period preceding a Non-United States holder's disposition of our common stock and the period during which such holder held our common stock, and provided our common stock is "regularly traded on an established securities market" for United States federal income tax purposes, our common stock would constitute a USRPI to the Non-United States holder if such holder held, directly or indirectly, common stock with a fair market value in excess of 5% of the fair market value of all our common stock outstanding at any time during such period.

      Federal Estate Tax Consequences to a Non-United States Holder. Shares of our common stock actually or beneficially held, other than through a non-United States corporation, by an individual Non-United States holder at the time of his or her death, or previously transferred subject to some retained rights or powers, will be included in the value of such holder's gross estate for United States federal estate tax purposes unless otherwise provided by an applicable estate tax treaty.

Information Reporting and Backup Withholding

      General. Dividends paid on our common stock may be subject to information reporting requirements and backup withholding tax at a rate of 31%. We must annually report to the Internal Revenue Service and to each United States holder and Non-United States holder the amount of dividends paid to such holder and the amount of United States federal income tax, if any, withheld on such amounts. Copies of the information returns reporting any dividends paid and backup withholding tax collected may be made available to the tax authorities in the country in which a Non- United States holder resides, under an applicable income tax treaty.

      Any amounts withheld from a payment to a holder of our common stock under the backup withholding rules generally will be allowed as a credit against such holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished in a timely manner to the Internal Revenue Service.

      United States Holders. United States holders are generally not subject to backup withholding tax unless the United States holder is not an exempt recipient and fails to provide a correct taxpayer identification number or certification of non-United States or other exempt status or fails to report in full dividend or interest income. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients.

      Non-United States Holders. Backup withholding generally will not apply to dividends paid prior to January 1, 2001 to a Non-United States holder at an address outside the United States. However, under Treasury Regulations generally applicable to dividend payments made after December 31, 2000, dividend payments to a Non-United States holder will generally be subject to backup withholding unless applicable certification requirements are satisfied.

      Information reporting requirements and backup withholding will not apply to any exchange of Exchangeable Shares as described herein or the payment of the proceeds of the sale of our common stock by a Non-United States holder effected outside the United States by a foreign office of a broker, as defined in applicable Treasury Regulations, unless such broker:

      o is a United States person;

      o is a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States;

      o is a controlled foreign corporation for United States federal income tax purposes; or

      o for taxable years beginning after December 31, 2000, is a partnership in which one or more United States persons in the aggregate own more than 50% of the income or capital interests, or a partnership that is engaged in a trade or business in the United States.

      Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is listed above will not be subject to backup withholding, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States holder and some other conditions are met, or the beneficial owner otherwise establishes an exemption.

      Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding, unless the beneficial owner certifies, under penalties of perjury, that it is a Non-United States holder or otherwise establishes an exemption.

      New Treasury Regulations regarding the information reporting and withholding rules applicable to Non-United States holders are generally effective for payments made after December 31, 2000, subject to some transition rules. These new Treasury Regulations do not significantly alter the substantive withholding and information reporting requirements but provide presumptions under which a Non-United States holder will be subject to backup withholding and information reporting unless the holder certifies as to its non-United States status or otherwise establishes an exemption. In addition, the new Treasury Regulations change some procedural requirements relating to establishing a holder's non-United States status. Non-United States holders should consult their tax advisors regarding the impact, if any, of these new Treasury Regulations on their acquisition, holding, and disposition of our common stock.

                                     EXPERTS

      Our consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

      The consolidated financial statements of Newcourt, incorporated by reference herein, as of December 31, 1998 and 1997, and each of the two years in the period ended December 31, 1998, have been audited by Ernst & Young LLP, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

      Schulte Roth & Zabel LLP, New York, New York, our counsel, is passing for us on the validity of the securities to which this prospectus relates. One of our directors, Paul N. Roth, is a partner of Schulte Roth & Zabel LLP. Certain federal U.S. tax consequences are being passed upon for us by Schulte Roth & Zabel LLP. Certain Canadian federal income tax consequences are being passed upon for us by Goodman Phillips & Vineberg.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the registration fee.

           Registration fee                            $    0
           Fees and expenses of accountants            [     ]
           Fees and expenses of counsel                 40,000
           Printing and engraving expenses             [     ]
           Listing fee                                  91,000
           Miscellaneous                               [     ]
                                                       -------
                 Total                                 $
                                                       =======

Item 15.  Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article X of the Bylaws of the Registrant provides, in effect, that, in addition to any rights afforded to an officer, director or employee of the Registrant by contract or operation of law, the Registrant may indemnify any person who is or was a director, officer, employee, or agent of the Registrant, or of any other corporation which he served at the request of the Registrant, against any and all liability and reasonable expense incurred by him in connection with or resulting from any claim, action, suit, or proceeding (whether brought by or in the right of the Registrant or such other corporation or otherwise), civil or criminal, in which he may have become involved, as a party or otherwise, by reason of his being or having been such director, officer, employee, or agent of the Registrant or such other corporation, whether or not he continues to be such at the time such liability or expense is incurred, provided that such person acted in good faith and in what he reasonably believed to be the best interests of the Registrant or such other corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article X further provides that any person who is or was a director, officer, employee, or agent of the Corporation or any direct or indirect wholly-owned subsidiary of the Registrant shall be entitled to indemnification as a matter of right if he has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit, or proceeding of the type described in the foregoing paragraph.

     In addition, the Registrant maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies with aggregate limits of $90,000,000. The risks covered by such policies include liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

          a2.1 --Amended and Restated Agreement and Plan of Reorganization.

          a3.1 --Amended  and Restated  Certificate of Incorporation of The CIT
                 Group, Inc.

           3.2 --Bylaws  of  The CIT  Group,  Inc.,  dated   November  12,  1997
                 (incorporated by reference to Exhibit 3.2 to Form 8-A filed on October 29, 1997).

          b5.1 --Opinion of Schulte Roth & Zabel LLP with respect to the legality of the securities registered hereunder, containing the consent of such counsel.

          b8.1 --Opinion of Goodman Phillips & Vineberg with respect to the tax matters of the securities registered hereunder, containing the consent of such counsel.

         c23.1 --Consent of KPMG LLP.

         c23.2 --Consent of Ernst & Young LLP.

         b23.3 --Consent of Counsel. The consent of Schulte Roth & Zabel LLP is included in its opinion filed herewith as Exhibit 5.1 to this Registration Statement.

         b23.4 --Consent of Goodman Phillips & Vineberg.

         c24.1 --Powers of Attorney.

         a99.1 --Plan of Arrangement, including Exchangeable Share Provisions.

         a99.2 --Form of Voting and Exchange Trust Agreement.

         a99.3 --Form of the Exchangeable Share Support Agreement.

----------
a Incorporated  by  reference to the  definitive  Joint  Management  Information
  Circular and Proxy Statement on Schedule 14A, filed _________, 1999.

b To be filed by pre-effective amendment.

c Filed herewith.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference into the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     SIGNATURES Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 1st day of September, 1999.

                                              THE CIT GROUP, INC.

                                              By /s/ ERNEST D. STEIN
                                                 -------------------------------
                                                         Ernest D. Stein
                                               Executive Vice President, General
                                                      Counsel and Secretary

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                Signature and Title                                              Date
                -------------------                                              ----

            /s/ Albert R. Gamper, Jr.                                      September 1, 1999
      ----------------------------------------
               Albert R. Gamper, Jr.
  President, Chief Executive Officer, and Director
            (principal executive officer)

    ------------------------------------
               Daniel P. Amos
                  Director

               ANTHEA DISNEY*
    ------------------------------------
               Anthea Disney
                  Director

              TAKASUKE KANEKO*
    ------------------------------------
              Takasuke Kaneko
                  Director

              HISAO KOBAYASHI*
    ------------------------------------
               Hisao Kobayashi
                  Director

            WILLIAM M. O'GRADY*             *By /s/ERNEST D. STEIN
    ------------------------------------    ------------------             September 1, 1999
             William M. O'Grady                Ernest D. Stein
                  Director                     Attorney-in-fact

    ------------------------------------
             Joseph A. Pollicino
                  Director

                PAUL N. ROTH*
    ------------------------------------
                Paul N. Roth
                  Director

               PETER J. TOBIN*
    ------------------------------------
               Peter J. Tobin
                  Director

    ------------------------------------
               Tohru Tonoike
                  Director

                KEIJI TORII*
    ------------------------------------
                Keiji Torii
                  Director

               ALAN F. WHITE*
    ------------------------------------
               Alan F. White
                  Director

           /S/ JOSEPH M. LEONE*
    ------------------------------------                                   September 1, 1999
              Joseph M. Leone
Executive Vice President and Chief Financial Officer

     Original powers of attorney authorizing Albert R. Gamper, Jr., Ernest D. Stein, and James P. Shanahan and each of them to sign this Registration Statement and amendments hereto on behalf of the directors and officers of the Registrant indicated above are held by the Registrant and available for examination pursuant to Item 302(b) of Regulation S-T.